Exhibit 99.1

Dorman Products, Inc. Reports First Quarter 2021 Results

Highlights:

•	Net sales of $288.0 million, up 12% as compared to $257.7 million in Q1 2020.
•	Diluted earnings per share (“EPS”) of $1.02 up 46% as compared to $0.70 in Q1 2020.
•	Adjusted diluted EPS* of $1.04, up 58% as compared to $0.66 in Q1 2020.
•	Dorman’s strong balance sheet and ample liquidity provide solid foundation for growth.
•	For fiscal 2021, the Company expects net sales growth between 9%-12%, diluted EPS of between $4.32 and $4.52, and adjusted diluted EPS* of between $4.40 and $4.60.

COLMAR, PA (April 26, 2021) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket industry, today announced its financial results for the first quarter ended March 27, 2021.

First Quarter Financial Results

The Company reported first quarter 2021 net sales of $288.0 million, up 12% as compared to net sales of $257.7 million in the first quarter of 2020. Strong sales performance in the quarter was all organic and driven by robust customer demand.

Gross profit was $104.5 million in the first quarter of 2021, or 36.3% of net sales, compared to $84.8 million, or 32.9% of net sales for the same quarter last year. Adjusted gross margin* was 36.3% in the first quarter of 2021 compared to 33.0% in the same quarter last year. Gross margin expansion was driven by increased efficiencies as part of the Company’s ongoing efforts to streamline its end-to-end supply chain processes. Additionally, the Company benefitted from the absence of increased customer provisions that impacted gross margin in the prior year quarter. These benefits were partially offset by increased freight costs due to global transportation and logistics constraints.

Selling, general and administrative (“SG&A”) expenses were $62.9 million, or 21.8% of net sales, in the first quarter of 2021 compared to $59.7 million, or 23.2% of net sales, in the same quarter last year. Adjusted SG&A expenses* were $62.0 million, or 21.5% of net sales, in the first quarter of 2021 compared to $58.4 million, or 22.6% of net sales, in the same quarter last year. Approximately 170 basis points of the decrease in SG&A as a percentage of net sales was due to improved leverage from the $30 million increase in net sales in the first quarter of 2021 as compared to the first quarter of 2020. Additionally, Dorman drove increased operational efficiencies, which were partially offset by increased wage and benefit inflation as compared to the prior year quarter.

Income tax expense was $8.9 million in the first quarter of 2021, or 21.3% of income before income taxes, compared to $4.9 million, or 17.8% of income before income taxes, recorded in the same quarter last year.

Net income for the first quarter of 2021 was $32.7 million, or $1.02 per diluted share, compared to $22.8 million, or $0.70 per diluted share, in the prior year quarter. Adjusted net income* in the first quarter of 2021 was $33.4 million, or $1.04 per diluted share, compared to $21.3 million, or $0.66 per diluted share, in the prior year quarter.

Kevin Olsen, Dorman Products’ President and Chief Executive Officer, stated, “I am pleased to report a strong start to the fiscal year as we continue to execute on our strategic priorities. Our net sales performance was driven by robust demand, as we saw consistent order strength throughout the quarter. While we saw modest growth with ‘Do-It-For-Me’ focused customers, we saw particular strength with ‘Do-It-Yourself’ focused customers, consistent with trends across the automotive aftermarket. Our diversified supply chain and broad supplier network remain critical to delivering for our customers as pressures on the global supply network continue to cause logistical issues, including higher freight and material inflation costs. Despite those pressures, our focus on driving productivity across our operations continued to bear fruit, as we achieved significant year-over-year efficiency improvements, resulting in gross margin growth for the quarter. Finally, bringing new and innovative solutions to the automotive aftermarket remains a strategic priority for Dorman. Examples of some of the innovative solutions we recently launched during the first quarter include pre-pressed axles, blind spot detection modules, and cruise control distance sensors. We intend to continue to build on the strength of our new product development, including by capitalizing on the increased adoption of complex electronics in today’s vehicles, a key area of our innovation efforts this year.”

2021 Guidance

The Company expects fiscal 2021 net sales between $1,191 million and $1,224 million, representing growth between 9%-12% over 2020 net sales. The Company also expects 2021 diluted EPS between $4.32 and $4.52, an increase of 31% to 37% year-over-year, and adjusted diluted EPS* between $4.40 and $4.60, reflecting an increase of 28% to 33% year-over-year.

Mr. Olsen stated, “While the environment remains very fluid, we are issuing full-year guidance today, which reflects our expectations for our performance given our results year to date, visibility into the remainder of the year, and the expectation that automotive aftermarket industry dynamics will continue to improve as we move through 2021. We anticipate the cost pressures from global transportation and logistics constraints and other inflationary pressures to continue, and our guidance includes plans to mitigate the impact of these items. Importantly, our balance sheet and liquidity are strong, and we are well-positioned to execute on our strategic priorities.”

The Company’s guidance does not include the impact from potential future acquisitions or related financings or potential impacts from any further possible government-mandated shutdowns, as well as any potential impact from supply chain disruptions caused by the ongoing COVID-19 pandemic.

Share Repurchases

Dorman repurchased 36,000 shares of its common stock for $3.8 million at an average share price of $104.53 during the quarter ended March 27, 2021. The Company has $203.4 million remaining under its current share repurchase authorization.

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 81,000 distinct parts, covering both light-duty and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

*Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the COVID-19 pandemic, net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) the age, condition and number of vehicles that need servicing; (ii) competition in the automotive aftermarket industry; (iii) the loss or decrease in sales among one of our top customers; (iv) price competition; (v) limited customer shelf space; (vi) customer consolidation; (vii) widespread public health epidemics, including COVID-19; (viii) failure to maintain sufficient inventory or anticipate changes in customer demand; (ix) excess overstock inventory-related returns; (x) the inability to purchase raw materials, components and other items from our suppliers; (xi) the availability and cost of third-party transportation providers; (xii) reliance on new product development; (xiii) changes in, or restrictions on access to, automotive technology; (xiv) quality problems with our products; (xv) inability to protect our intellectual property; (xvi) claims of intellectual property infringement; (xvii) failure to maintain the value of our brands; (xviii) cyber-attacks; (xix) foreign currency fluctuations and dependence on foreign suppliers; (xx) exposure to risks related to accounts receivable; (xxi) changes in U.S. trade policy, including the imposition of tariffs; (xxii) the level of our indebtedness; (xxiii) risks related to accounts receivable sales agreements; (xxiv) the phaseout of LIBOR or the impact of the imposition of a new reference rate; (xxv) our executive chairman and his family owning a significant portion of the Company; (xxvi) unfavorable economic conditions; (xxvii) quarterly fluctuations and disruptions from events beyond our control; (xxviii) unfavorable results of legal proceedings; (xxix) volatility in the market price of our common stock and potential securities class action litigation; (xxx) losing the services of our executive officers or other highly qualified and experienced Contributors; (xxxi) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully; (xxxii) changes in tax laws; (xxxiii) global climate change and related regulations; (xxxiv) violations of anti-bribery laws; and (xxxv) import and export control and economic sanctions laws and regulations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	03/27/21	Pct.*	03/28/20	Pct. *
Net sales	$288,012	100.0	$257,730	100.0
Cost of goods sold	183,492	63.7	172,933	67.1
Gross profit	104,520	36.3	84,797	32.9
Selling, general and administrative expenses	62,869	21.8	59,735	23.2
Income from operations	41,651	14.5	25,062	9.7
Other income (expense), net	(36)	0.0	2,631	1.0
Income before income taxes	41,615	14.4	27,693	10.7
Provision for income taxes	8,885	3.1	4,918	1.9
Net income	$32,730	11.4	$22,775	8.8

Diluted earnings per share	$1.02		$0.70

Weighted average diluted shares outstanding	32,184		32,426

* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)	03/27/21	12/26/20
Assets
Current assets:
Cash and cash equivalents	$166,603	$155,576
Accounts receivable, less allowance for doubtful accounts of $1,210 and $1,260 in 2021 and 2020, respectively	452,520	460,878
Inventories	337,697	298,719
Prepaids and other current assets	9,817	7,758
Total current assets	966,637	922,931
Property, plant and equipment, net	90,699	91,009
Operating lease right-of-use assets	39,552	39,002
Goodwill	91,080	91,080
Intangible assets, net of accumulated amortization of $10,040 and $9,194 in 2021 and 2020, respectively	24,360	25,207
Deferred tax asset, net	12,173	12,450
Other assets	39,768	38,982
Total assets	$1,264,269	$1,220,661
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$118,529	$117,878
Accrued compensation	13,169	19,711
Accrued customer rebates and returns	163,967	155,751
Other accrued liabilities	39,752	29,305
Total current liabilities	335,417	322,645
Long-term operating lease liabilities	37,226	37,083
Other long-term liabilities	4,067	3,555
Deferred tax liabilities, net	3,748	3,819
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01; authorized 50,000,000 shares; issued and outstanding 32,115,528 and 32,168,740 shares in 2021 and 2020, respectively	321	322
Additional paid-in capital	67,596	64,085
Retained earnings	815,894	789,152
Total shareholders' equity	883,811	853,559
Total liabilities and shareholders' equity	$1,264,269	$1,220,661

Selected Cash Flow Information (unaudited):

	Three Months Ended
(in thousands)	03/27/21	03/28/20
Cash provided by operating activities	$21,020	$18,590
Depreciation, amortization and accretion	$7,267	$7,496
Capital expenditures	$6,207	$3,505

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these Non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	Three Months Ended
(unaudited)	3/27/21*	3/28/20*
Net income (GAAP)	$32,730	$22,775
Pretax acquisition-related intangible assets amortization [1]	801	801
Pretax acquisition-related transaction and other costs [2]	101	915
Pretax gain on equity method investment [3]	—	(2,498)
Tax adjustment (related to above items) [4]	(224)	152
Tax benefit for reversal of deferred tax liability for equity method investment [5]	—	(813)
Adjusted net income (Non-GAAP)	$33,408	$21,332

Diluted earnings per share (GAAP)	$1.02	$0.70
Pretax acquisition-related intangible assets amortization [1]	0.02	0.02
Pretax acquisition-related transaction and other costs [2]	0.00	0.03
Pretax gain on equity method investment [3]	—	(0.08)
Tax adjustment (related to above items) [4]	(0.01)	0.00
Tax benefit for reversal of deferred tax liability for equity method investment [5]	—	(0.03)
Adjusted diluted earnings per share (Non-GAAP)	$1.04	$0.66

Weighted average diluted shares outstanding	32,184	32,426

* Amounts may not add due to rounding.

See accompanying notes at the end of this supplemental schedule.

Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	03/27/21	Pct.**	03/28/20	Pct.**
Gross profit (GAAP)	$104,520	36.3	$84,797	32.9
Pretax acquisition-related transaction and other costs [2]	5	0.0	346	0.1
Adjusted gross profit (Non-GAAP)	$104,525	36.3	$85,143	33.0

Net sales	$288,012		$257,730

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	03/27/21	Pct.**	03/28/20	Pct.**
SG&A expenses (GAAP)	$62,869	21.8	$59,735	23.2
Pretax acquisition-related intangible assets amortization [1]	(801)	(0.3)	(801)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(96)	(0.0)	(569)	(0.2)
Adjusted SG&A expenses (Non-GAAP)	$61,972	21.5	$58,365	22.6

Net sales	$288,012		$257,730

Adjusted Other Income (Expense):

	Three Months Ended		Three Months Ended
(unaudited)	03/27/21	Pct.**	03/28/20	Pct.**
Other (expense) income (GAAP)	$(36)	(0.0)	$2,631	1.0
Gain on equity method investment [3]	—	—	(2,498)	(1.0)
Adjusted other (expense) income (Non-GAAP)	$(36)	(0.0)	$133	0.1

Net sales	$288,012		$257,730

* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $0.8 million pretax (or $0.6 million after tax) during the three months ended March 27, 2021 and were included in selling, general and administrative expenses. Such costs were $0.8 million pretax (or $0.6 million after tax) during the three months ended March 28, 2020, and were included in selling, general and administrative expenses.

[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, inventory fair value adjustments and facility consolidation expenses. During the three months March 27, 2021, we incurred charges included in cost of goods sold for integration costs of $0.0 million pretax (or $0.0 million after tax). During the three months March 27, 2021, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions of $0.1 million pretax (or $0.1 million after tax).

During the three months March 28, 2020, we incurred charges included in cost of goods sold for integration costs, severance, other facility consolidation expenses, inventory fair value adjustments and inventory transfer costs of $0.3 million pretax (or $0.3 million after tax). During the three months ended March 28, 2020 in selling, general and administrative expenses, we realized a gain related to a fair value adjustment of contingent consideration, net of charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.6 million pretax (and $0.4 million after tax).

[3] – Pretax gain on equity method investment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was more than the carry value of our prior investment in the entity. Such gain was $2.5 million pretax (or $1.9 million after tax) during the three months ended March 28, 2020 and was included in other income (expense), net.

[4] – Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $(0.2) million during the three months ended March 27, 2021 and $0.2 million during the three months ended March 28, 2020. Such items are estimated by applying our statutory tax rate to the pretax amount.

[5] – Tax benefit represents a reversal of a deferred tax liability related to an equity method investment which was converted to a consolidated subsidiary upon acquisition of the controlling interest. The benefit was $0.8 million during the three months ended March 28, 2020.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

2021 Guidance:

The Company provided the following guidance ranges related to their fiscal 2021 outlook:

	Year Ending 12/25/21
(unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.32	$4.52
Pretax acquisition-related intangible assets amortization, transaction and other costs	0.10	0.10
Tax adjustment (related to above items)	(0.02)	(0.02)
Adjusted diluted earnings per share (Non-GAAP)	$4.40	$4.60

Weighted average diluted shares outstanding	31,700	31,700

* Amounts may not add due to rounding.